KPMG LLP

Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 24, 2025, with respect to the financial statements and financial highlights of JNL/AB Sustainable Global Thematic Fund, JNL/Invesco Global Growth Fund and JNL/Loomis Sayles Global Growth Fund, each a fund within the JNL Series Trust, as of December 31, 2024 incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the Joint Proxy Statement/Prospectus filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois
December 18, 2025